Exhibit 10.3(b)

AMENDED ADVISORY AGREEMENT

This Amended Advisory Agreement (the “Agreement”) is dated as of December 21, 2012 (the “Effective Date”) and is entered into by and among CorEnergy Infrastructure Trust, Inc. (formerly Tortoise Capital Resources Corporation), a Maryland corporation (the “Company”), Corridor InfraTrust Management, LLC, a Delaware limited liability company (the “Manager”), and Tortoise Capital Advisors, L.L.C., a Delaware limited liability company (the “Advisor”). The Company and the Manager have entered into a separate agreement pursuant to which the Manager shall provide management and other services to the Company (the “Management Agreement”).

1.	Appointment of the Advisor. The Company appoints the Advisor to provide securities focused investment management services (the “Designated Advisory Services”) for the benefit of the Company.

2.	Designated Advisory Services. The Designated Advisory Services shall include: (i) providing the Manager as may be reasonably requested with certain of Advisor’s existing research or analysis as may be helpful to Manager’s analysis of investment opportunities for the Company; and (ii) subject to the overall supervision and review of the Board of Directors of the Company (“Board”), furnishing continuously a securities portfolio liquidation program for the Company, consistent with the investment objective and policies of the Company, with respect to the liquidation of the following securities owned by the Company, or its wholly-owned subsidiary, as of the Effective Date: the equity securities of Lightfoot Capital Partners LP and Lightfoot Capital Partners GP LLC (“Lightfoot”), VantaCore Partners LP (“VantaCore”) and common units of NGL Energy Partners, LP (the “Securities Portfolio”). The Advisor will determine from time to time how and when to sell the securities constituting the securities portfolio, subject always to the provisions of the Company’s Articles of Incorporation, Bylaws, and any registration statement of the Company under the Securities Act of 1933 (the “1933 Act”) covering the Company’s shares, as filed with the Securities and Exchange Commission (the “Commission”), as any of the same may be amended from time to time, and to the investment objectives of the Company, as each of the same shall be from time to time in effect, and subject, further, to such policies and instructions as the Board may from time to time establish. To carry out such determinations, the Advisor will exercise full discretion and act for the Company in the same manner and with the same force and effect as the Company itself might or could do with respect to all other things necessary or incidental to the furtherance or conduct of any securities sales transactions. Without limiting the generality of the foregoing, the Advisor shall, during the term and subject to the provisions of this Agreement: (i) advise as to the composition of the securities portfolio of the Company, the nature and timing of the changes therein and the manner of implementing such changes; (ii) assist Manager in the performance of due diligence on existing securities portfolio companies and (iii) provide the Manager its quarterly research reports or other updates and related information as the Manager may, from time to time, reasonably request.

3.	Possession of Assets. The Advisor shall not at any time be the custodian of, and shall have no access to, either funds or securities of the Company, except to the extent necessary for it to perform its obligations pursuant to this Agreement. The Advisor will not have the authority to place orders for the execution of transactions involving the assets of the Company, other than the securities held by the Company, through any brokers, dealers, or banks. The Advisor shall have no authority to commit the Company to any contract, liability, or other obligation.

4.	Fees and Expenses.

Commencing on the Effective Date, the Manager shall pay to the Advisor, for the Designated Advisory Services, a management fee in an amount equal to at least $100,000 per year (the “Base Fee”), paid in quarterly installments of at least $25,000 each fiscal quarter of the Company. As part of the Base Fee, the Manager shall pay to the Advisor an incremental amount at an annual rate of (i) $50,000 per year if the Company’s Invested Capital doubles, (ii) $75,000 per year if the Company’s Invested Capital triples and (iii) $100,000 per year if the Company’s Invested Capital quadruples, as of the end of any fiscal quarter as compared to the Company’s Invested Capital immediately prior to the Effective Date. The term “Invested Capital” means the aggregate historical cost of the assets of the Company invested, directly or indirectly, in equity interests in or loans secured by real estate and personal property owned in connection with such real estate (including acquisition related costs and acquisition costs that may be allocated to intangibles or are unallocated), all before reserves for depreciation, amortization, impairment charges or bad debts or other similar noncash reserves. The Base Fee for each fiscal quarter shall be paid within thirty days following the end of such fiscal quarter. In case of the termination of this Agreement during any fiscal quarter, the Base Fee for that quarter shall be reduced proportionately on the basis of the number of calendar days in that quarter during which this Agreement is in effect. In addition to payment of the Base Fee, the Advisor shall be reimbursed by the Manager on a quarterly basis for all out-of-pocket expenses reasonably incurred by the Advisor in providing the Designated Advisory Services. The Advisor shall submit to the Manager an itemized list within fifteen days after the end of each fiscal quarter reflecting the items as to which the Advisor anticipates reimbursement. Unless any request for reimbursement is disputed by the Manager in good faith, the Manager shall reimburse the Advisor for all such itemized expenses within fifteen days after the receipt by the Manager of the list of such expenses. In the event of a dispute, the parties shall negotiate in good faith to resolve such dispute promptly.

5.	Representations and Warranties.

(a)	Each of the Advisor and the Manager represents and warrants to the other and to the Company that:

(i)	This Agreement constitutes a valid and binding obligation of such party enforceable against such party in accordance with its terms.

(ii)	This Agreement does not conflict with or result in a violation of default under any material agreement to which such party is subject.

(b)	The Advisor represents and warrants to the Manager and to the Company that:

(i)	The Advisor has delivered to the Manager a copy of Part II of the Advisor’s Form ADV, as amended, which is current as of the date of this Agreement.

(ii)	The Advisor is a registered investment adviser under the Investment Advisers Act of 1940 (the “Advisers Act”).

(c)	The Manager represents and warrants to the Advisor that:

(i)	The Manager has delivered to the Company a copy of Part II of the Advisor’s Form ADV, as amended, as provided to the Manager by the Advisor.

(ii)	The Manager has delivered to the Advisor a copy of the Management Agreement.

6.	Agreements with Clients. The Advisor acknowledges that the Manager has entered into the Management Agreement, a copy of which was received and reviewed by the Advisor. In performing its services hereunder, the Advisor agrees, subject to the limitations set forth herein, to be bound by, and comply with, all of the terms, conditions and provisions of the Management Agreement that are binding on the Manager and that could relate in any way to the Designated Advisory Services.

7.	Indemnification.

(a)	The Manager shall defend, indemnify and hold harmless the Advisor and the Advisor’s members, managers, affiliates, employees, agents, successors and assigns (collectively, the “Advisor Indemnitees”) and the Company and the Company’s stockholders, directors, officers, affiliates, employees, agents, successors and assigns (collectively, the “Company Indemnitees”) from and against any and all claims, suits, actions, losses, liabilities, damages, costs and expenses (including, but not limited to, costs of investigation and reasonable attorneys’ fees) (collectively “claims”) incurred by any of the Advisor Indemnitees or the Company Indemnitees based upon, arising out of, attributable to or resulting from the Manager’s failure to comply with any term, condition or provision of this Agreement, the conduct of the business of the Company or the financing thereof, or the Advisor’s provision of the Designated Advisory Services (except to the extent the Manger shall be entitled to be indemnified by the Advisor pursuant to Section 7(b) of this Agreement).

(b)

The Advisor shall defend, indemnify and hold harmless the Manager and the Manager’s members, managers, affiliates, employees, agents, successors and assigns (collectively, the “Manager Indemnitees”) and the Company Indemnities

from and against any and all claims incurred by any of the Manager Indemnitees or the Company Indemnitees based upon, arising out of, attributable to or resulting from (i) the Advisor’s gross negligence, malfeasance or violation of applicable law in the performance of its services hereunder, or (ii) the Advisor’s failure to comply with any term, condition or provision of this Agreement.

(c)	In the event indemnification is not available for any claim under this Section 7, the Manager and the Advisor will contribute to such claim based on the relative fault and benefit of such parties. The Manager hereby indemnifies and agrees to hold harmless the Company from any obligation to pay the Advisor or reimburse the Advisor for any fees or expenses incurred by the Advisor in providing services to or for the benefit of the Company. The provisions of this Section 7 and the party’s obligations hereunder shall survive the termination of the term of this Agreement.

8.	Use of Name. The Manager may use the Advisor’s name as may be required by applicable regulations and disclosure requirements, and may use the Advisor’s name and the “Tortoise” logo for certain marketing purposes from time to time as approved by the Advisor.

9.	Release. The Advisor acknowledges and agrees that all obligations owed to it hereunder are obligations of the Manager, and the Advisor hereby releases and forever discharges the Company from any and all liabilities, claims, charges, and expenses arising hereunder.

10.	Term of Agreement; Termination. This Agreement shall continue in effect until December 31, 2013 and, except as provided below, shall be continued from year to year thereafter, to the extent the Manager continues to serve as the Manager to the Company. This Agreement shall automatically terminate (and no further fees shall be payable hereunder) at such point as the Advisor has liquidated the entire Securities Portfolio and is thus no longer providing the Designated Advisory Services. Notwithstanding the foregoing, so long as the Management Agreement remains in place, the Advisor shall be entitled to receive the management fee described in Section 4. The obligations of the Advisor to provide the Designated Advisory Services to the Company may also be terminated at any time, without the payment of any penalty, by the Company on not more than 60 days’ written notice to the Advisor, or by the Advisor on not more than 60 days’ written notice to the Company and the Manager. This Agreement shall automatically terminate (and no further fees shall be payable hereunder) in the event of its assignment. The term “assignment” for purposes of this paragraph having the meaning defined in Section 202(a)(1) of the Advisers Act.

11.	Miscellaneous.

(a)	Any notice required or permitted to be given under this Agreement must be in writing and shall be effective when delivered personally (or by facsimile transmission), to the parties at their respective address set forth below:

If to the Manager or the Company:

Corridor InfraTrust Management, LLC

4200 W. 115th Street, Suite 210

Leawood, Kansas 66211

Fax No.: (913) 387-2791

Attention: Richard C. Green

If to the Advisor:

Tortoise Capital Advisors, L.L.C.

11550 Ash Street, Suite 300

Leawood, Kansas 66211

Fax No.: (913) 981-1021

Attention: Terry Matlack

or to such other address as a party may designate by delivery of notice as set for the above.

(b)	This Agreement may not be amended or changed except by an instrument in writing executed by each of the parties to this Agreement. It shall be construed in accordance with, and any dispute arising in connection herewith shall be governed by, the laws of the State of Delaware.

(c)	This Agreement may be executed in any number of counterparts, each of which when taken together shall constitute an original.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their representatives thereunto duly authorized.

CORENERGY INFRASTRUCTURE TRUST, INC.

By:	/s/ David J. Schulte
Name:	David J. Schulte
Title:	Chief Executive Officer and President

CORRIDOR INFRATRUST MANAGEMENT, LLC

By:	/s/ Richard C. Green, Jr.
Name:	Richard C. Green, Jr.
Title:	Managing Director

TORTOISE CAPITAL ADVISORS, L.L.C.

By:	/s/ Terry Matlack
Name:	Terry Matlack
Title:	Managing Director